EXHIBIT 99.1

Intelligent Systems Announces First Quarter 2013 Results

NORCROSS, Ga., May 15, 2013 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE MKT:INS) (www.intelsys.com) announced today its financial results for the three month period ended March 31, 2013.

For the three month period ended March 31, 2013, the company recorded total revenue of $4,086,000, essentially flat compared to total revenue of $4,094,000 recorded in the first quarter of 2012. In the first quarter of 2013, product revenue decreased by one percent while service revenue increased by five percent, as compared to the same quarter in 2012. Net income per share allocable to Intelligent Systems Corporation was $140,000 ($0.02 per basic and diluted share), an improvement compared to net income of $5,000 ($0.00 per basic and diluted share) in the first quarter of 2012.

J. Leland Strange, President and Chief Executive Officer, stated, "Our ChemFree subsidiary reported strong profits in the first quarter of 2013 consistent with the first quarter of 2012, although sluggish machine sales in the European and Australian market offset modest period-to-period revenue growth for SmartWasher® machine sales and leases in the domestic U.S. market.

"The increase in service revenue is associated with more maintenance, support and processing services performed by our CoreCard subsidiary. While the licensed software business continues to be CoreCard's main revenue contributor, we are making progress ramping up the processing services business and continue to invest in infrastructure, software and processes to support this business."

As we have frequently cautioned, results may vary from quarter-to-quarter due in part to the timing of CoreCard license revenue recognition and the number and value of professional services contracts completed in a given period.

The company intends to file its Form 10-Q for the period ended March 31, 2013 with the Securities Exchange Commission today, May 15, 2013. For additional information about reported results, investors will be able to access the Form 10-Q on the company's website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty five years, Intelligent Systems Corporation [NYSE MKT:INS] has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies. Further information is available on the company's website at www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

Intelligent Systems Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenue
Products	$ 3,378	$ 3,418
Services	708	676
Total revenue	4,086	4,094
Cost of revenue
Products	1,636	1,686
Services	585	537
Total cost of revenue	2,221	2,223
Expenses
Marketing	504	586
General & administrative	829	871
Research & development	617	668
Operating loss	(85)	(254)
Other income (expense)
Interest income, net	2	4
Equity in loss of affiliate company	(1)	(4)
Other income	17	10
Loss before income taxes	(67)	(244)
Income taxes	2	12
Net loss	(69)	(256)
Net loss attributable to noncontrolling interest	209	261
Net income attributable to Intelligent Systems Corporation	$ 140	$ 5
Income per share based on net income attributable to Intelligent Systems Corporation:
Basic and diluted	$ 0.02	$ 0.00
Basic weighted average common shares outstanding	8,958,028	8,958,028
Diluted weighted average common shares outstanding	8,958,028	9,119,967

Intelligent Systems Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2013	December 31, 2012
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$ 2,611	$ 2,347
Marketable securities	286	270
Accounts receivable, net	2,858	3,038
Notes and interest receivable, current portion	--	249
Inventories, net	927	882
Other current assets	350	340
Total current assets	7,032	7,126
Investments	1,558	1,559
Property and equipment, at cost less accumulated depreciation	1,215	1,144
Patents, net	98	107
Total assets	$ 9,903	$ 9,936
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 384	$ 294
Deferred revenue, current portion	1,071	918
Accrued payroll	461	519
Accrued expenses	566	711
Other current liabilities	338	379
Total current liabilities	2,820	2,821
Deferred revenue, net of current portion	43	48
Other long-term liabilities	148	148
Total Intelligent Systems Corporation stockholders' equity	7,819	7,637
Non-controlling interest	(927)	(718)
Total stockholders' equity	6,892	6,919
Total liabilities and stockholders' equity	$ 9,903	$ 9,936
CONTACT: For further information, call
         Bonnie Herron, 770-564-5504
         or email to bherron@intelsys.com